UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2006
CHICAGO BRIDGE & IRON COMPANY N.V.
(Exact name of registrant as specified in its charter)
The Netherlands
(State or other jurisdiction of incorporation)

1-12815 (Commission File Number)	N.A. (IRS Employer Identification No.)

Polarisavenue 31 2132 JH Hoofddorp The Netherlands (Address of principal executive offices)	N.A. (Zip Code)
Registrant’s telephone number, including area code: 31-23-568-5660
N.A.
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     We have entered into three committed and unsecured letter of credit and term loan agreements (the “LC Agreements”) dated as of November 6, 2006 with Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, National Association, and various private placement note investors. Under the terms of the LC Agreements, either banking institution can issue letters of credit (the “LC Issuers”).
     In the aggregate, the LC Agreements provide up to $275 million of capacity. Although the facility is available for term loans, we expect to use it primarily to facilitate the issuance of performance and financial letters of credit in the ordinary course of business. Tranche A of the LC Agreements is a five-year, $50 million facility and Tranche B is a five-year, $100 million facility, both of which we may terminate prior to their stated maturities of November 6, 2011. Tranche C of the LC Agreements is an eight-year, $125 million facility expiring on November 6, 2014 that we may cancel without penalty after the sixth year of its term.
     The LC Agreements contain certain restrictive covenants, such as a minimum net worth level, a minimum fixed charge coverage ratio and a maximum leverage ratio. The LC Agreements also include restrictions with regard to subsidiary indebtedness, sales of assets, liens, investments, type of business conducted, affiliate transactions, sales and leasebacks, and mergers and acquisitions, among other restrictions. In the event of default under the LC Agreements, including our failure to reimburse a draw against an issued letter of credit, the LC Issuer could transfer its claim against us, to the extent such amount is due and payable by us under the LC Agreements, to the private placement note investors, creating a term loan that is due and payable no later than the stated maturity of the respective LC Agreement. In addition to quarterly letter of credit fees and to the extent that a term loan is in effect, we would be assessed a floating rate of interest over LIBOR.
     An affiliate of Bank of America, N.A. has served as underwriter for certain of our past underwritten public equity offerings, and Banc One Capital Markets, an affiliate of a predecessor of JPMorgan Chase Bank, has served as placement agent in connection with a prior private debt offering. JPMorgan Chase Bank is acting as Administrative Agent and Bank of America is acting as Syndication Agent in connection with our Second Amended and Restated Credit Agreement dated as of October 13, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICAGO BRIDGE & IRON COMPANY N.V.
	By:	Chicago Bridge & Iron Company B.V.
	Its:	Managing Director
Date: November 6, 2006		By: /s/ Ronald A. Ballschmiede Ronald A. Ballschmiede Managing Director